STOCK CANCELLATION AGREEMENT

This Stock Cancellation Agreement (the “Agreement”) is made and entered into as of this 31st day of July, 2007, by and among Rubicon Financial Incorporated, a Delaware corporation, (hereinafter referred to as “Rubicon”), Timothy McDermott, an individual, (hereinafter referred to as “McDermott”), and Dial-A-Cup Inc., a Nevada corporation, (hereinafter referred to as “DAC”).

RECITALS

WHEREAS, McDermott currently holds 10,000,100 shares of Rubicon common stock;

WHEREAS, Rubicon is a 34 Act reporting company in the financial services industry with its common stock currently publicly traded on the OTC:BB under the symbol RBCF;

WHEREAS, DAC is a wholly owned subsidiary of Rubicon and owns all right title and interest in a patented beverage dispenser;

WHEREAS, Rubicon has expanded its operations in the financial services industry and has deemed the operations of DAC to be incompatible with Rubicon’s current business plan;

WHEREAS, Rubicon and DAC have entered into a Separation and Distribution Agreement of an even date herewith, whereby Rubicon will spin-out DAC through the distribution of a minimum of 50% of the outstanding DAC shares held by Rubicon to Rubicon’s stockholders;

WHEREAS, McDermott received his shares of Rubicon common stock as part of the original acquisition of DAC by Rubicon; and

WHEREAS, a condition to the Rubicon spin-out of DAC is that McDermott transfer 3,100,000 shares to certain individuals affiliated with Rubicon and McDermott cancel 6,000,000 shares.

AGREEMENT

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, conditions, representations and warranties hereinafter set forth, the parties agree as follows:

1.

Cancellation and Transfer of Common Stock. Effective as of the Closing (as defined below) McDermott will surrender to Rubicon, Stock Certificate No. 6241 (the “Certificate”) in the amount of 10,000,000 shares of Common Stock together with a stock power, with medallion signature guaranty, fully endorsed for transfer. Rubicon will (i) immediately cancel 6,000,000 shares of Common Stock, (ii) have issued 3,100,000 shares of Common Stock to the individuals and in the amounts set forth on Exhibit A attached hereto, and (iii) return a certificate for 900,000 shares of Common Stock to McDermott.

EXECUTION COPY

2.

Waiver and Release. In consideration of the foregoing undertakings by Rubicon and DAC, McDermott forever waives and releases any and all claims, liens, charges, or encumbrances of any kind whatsoever (collectively, the “Claims”) against Rubicon, DAC and any of its directors, officers, employees, agents, subsidiaries and/or affiliates including, without limitation, any Claims related to the Stock cancelled and/or transferred pursuant to Paragraph 1 above, or otherwise in connection with any agreement, arrangement or understanding, actual or alleged, between McDermott and Rubicon and/or DAC from now until the end of the world, provided, however, that the foregoing waiver and release shall neither apply to nor affect McDermott’s rights and obligations with respect to the 900,000 shares of Rubicon Common Stock to be retained by McDermott. Upon reasonable request by Rubicon and/or DAC, McDermott agrees to execute any acknowledgement of the foregoing waiver and release in form reasonably satisfactory to counsel for Rubicon or DAC.

3.

Closing. The Closing under this Agreement shall be held on July 31, 2007 at the offices of Rubicon or at such other time or place as the parties shall designate. At the Closing, McDermott will deliver the Certificate. Within five (5) business days of Closing, Rubicon shall deliver McDermott’s Certificate to its common stock transfer agent and thereafter (i) deliver a certificate for 900,000 shares of Rubicon Common Stock to McDermott, (ii) cancel 6,000,000 shares of Rubicon Common Stock, and (iii) transfer the 3,100,000 shares of Rubicon Common Stock to the individuals listed on Exhibit A.

4.

Entire Agreement; Modification. This Agreement constitutes the entire, final and complete agreement between McDermott, Rubicon and DAC and supersedes and replaces all prior or existing written and oral agreements between McDermott, Rubicon and DAC with respect to the subject matter hereof, and may only be modified in writing by the agreement of all parties.

5.

Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the law of the State of California without regard to the conflicts of law provisions thereof. Any dispute arising under this Agreement shall be settled by binding arbitration before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall award the prevailing party its costs and expenses, together with reasonable attorneys’ fees (including the allocable share, if any, of in-house counsel fees) and, accountants’ and expert witness fees, if any. The award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.

6.

Notice. Each notice, instruction or other certificate required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at their respective addresses, or at such other address as any of them may designate by notice to each of the others.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

MCDERMOTT:	Timothy McDermott

/s/ Timothy McDermott

Rubicon:	Rubicon Financial Incorporated, a Delaware corporation

By: /s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., CEO

DAC:	Dial-A-Cup Inc. a Nevada corporation

By: /s/ Terence Davis
Terence Davis, President